Exhibit 10.30

December 16, 2008

Mr. Bryan Stockton

Re:	Amendment to Employment Letter

Dear Bryan:

Section 409A of the Internal Revenue Code is a new tax law that governs “non-qualified deferred compensation arrangements” that could impose an additional tax and penalties on some of the existing benefits and rights to which you could become entitled under your August 22, 2000 employment letter with Mattel, Inc. (the “Company”) unless we amend those entitlements before the end of 2008. The purpose of this letter is to amend these entitlements to comply with or be exempt from Section 409A.

1.	Amendments

A.	Six-Month Delay

To the extent necessary to avoid the imposition of the additional tax and penalties under Section 409A, any payment or benefit under your employment letter that is “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment will (a) be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), not be made or provided until the first business day of the seventh month after the date of your separation from service (or your earlier death). Any payment under your employment letter shall be treated as a separate payment (and not a series of payments treated as a single payment) for purposes of Section 409A.

B.	Timing of Severance Payments

Any cash payments on account of your termination of employment shall be made on the 55th day following the end of your employment or the first business day thereafter, provided that you have executed and not revoked the release required under the terms of your employment letter, and such release becomes irrevocable within 55 days following your date of termination. The Company will furnish the form of release to you on or before the date that is two days after your termination of employment.

C.	Reimbursements

To the extent any expense reimbursement or in-kind benefit payable pursuant to your employment letter is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the expenses eligible for reimbursement or provided as in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or in-kind benefit be subject to liquidation or exchange for another benefit.

2.	Other Actions

It is our intention that the payments and benefits to which you could become entitled under your employment letter, as amended by this letter, comply with or be exempt from the requirements of Section 409A. If you or the Company believes, at any time, that any such benefit or right does not comply with Section 409A, you or the Company, as applicable, will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company). The Company shall have no liability to you or otherwise if any amounts or benefits paid or provided under your employment letter, as amended by this letter, are subject to the additional tax and penalties under Section 409A.

3.	General Provisions

This letter amends your employment letter with the Company and, except as specifically amended hereby and as set forth in your letter agreement dated March 17, 2005, your employment letter is hereby ratified and confirmed in all respects and remains in full force and effect.

Please indicate your agreement with the terms and conditions set forth in this letter by signing and dating this letter in the space provided below and returning it to Alan Kaye no later than December 23, 2008.

Kind regards,

/s/ ROBERT A. ECKERT
By: Robert A. Eckert Title: Chairman & CEO

Read, agreed, and accepted December 16, 2008:

By:	/s/ BRYAN C. STOCKTON

Print Name:	Bryan C. Stockton

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